Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER FISCAL YEAR 2011 RESULTS

JASPER, IN (February 4, 2011) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $310.6 million and net income of $0.9 million, or $0.02 per Class B diluted share, for the second quarter of fiscal year 2011 which ended December 31, 2010.  Net income for the fiscal year 2011 second quarter included $0.2 million of after-tax restructuring expense, or $0.01 per Class B diluted share.

Consolidated Overview

Financial Highlights (Dollars in Thousands, Except Per Share Data)	Three Months Ended
	December 31, 2010	% of Sales	December 31, 2009	% of Sales	Percent Change
Net Sales	$310,632		$275,161		13%
Gross Profit	$49,576	16.0%	$44,141	16.0%	12%
Selling and Administrative Expense	$48,997	15.8%	$46,616	16.9%	5%
Restructuring Expense	$368	0.1%	$291	0.1%	26%
Other General (Income)	$0	0.0%	$(3,256)	(1.2)%	(100)%
Operating Income	$211	0.1%	$490	0.2%	(57)%
Net Income	$876	0.3%	$1,906	0.7%	(54)%
Earnings Per Class B Diluted Share	$0.02		$0.05		(60)%

Non-GAAP Financial Measures (see reconciliation tables below)
Operating Income (Loss) excluding Restructuring Charges and Class Action Lawsuit Income	$579	0.2%	$(2,475)	(0.9)%	123%
Net Income excluding Restructuring Charges and Class Action Lawsuit Income	$1,098	0.4%	$132	0.0%	732%
Earnings Per Class B Diluted Share excluding Restructuring Charges and Class Action Lawsuit Income	$0.03		$0.00		n/a

  Consolidated net sales in the second quarter of fiscal year 2011 increased 13%.  On a segment basis, sales increased 19% in the Furniture segment and 9% in the Electronic Manufacturing Services (EMS) segment.  Sequentially, consolidated net sales in the second quarter of fiscal year 2011 increased 5% over the most recent first quarter on an 11% increase in net sales in the Furniture segment and a 2% increase in net sales in the EMS segment.

Second quarter gross profit as a percent of net sales remained flat with the prior year.
  Consolidated second quarter selling and administrative expenses increased 5% compared to the prior year primarily due to higher incentive compensation costs and higher commissions associated with increased sales levels.  As a percent of net sales, fiscal year 2011 second quarter consolidated selling and administrative expenses declined compared to the prior year on the leverage from the higher sales volumes.

  Other General Income of $3.3 million in the prior year second quarter resulted from settlement proceeds received related to an antitrust class action lawsuit of which the Company was a member.  The Company did not have any Other General Income in the current year second quarter.

  Other Income/Expense for the second quarter of fiscal year 2011 was income of $0.2 million compared to income of $1.0 million in the prior year second quarter.  The reduction in income from the prior year was primarily related to foreign currency exchange movement in the EMS segment.

  The Company recorded favorable net tax accrual adjustments of $0.5 million and $1.1 million in the second quarter of fiscal years 2011 and 2010, respectively, primarily related to the research and development tax credit and a foreign deferred tax valuation allowance adjustment.  The Company's relatively low pre-tax income in both quarters, coupled with the favorable tax accrual adjustments, resulted in an overall tax benefit recorded for both the current year and prior year second quarters in spite of generating the pre-tax income.

Operating cash flow for the second quarter of fiscal year 2011 was a cash outflow of $10.6 million compared to an operating cash outflow of $16.3 million in the second quarter of the prior year.
  The Company's cash and equivalents less short-term borrowings declined to $28.3 million at December 31, 2010 compared to $65.3 million at June 30, 2010 primarily due to the increased working capital requirements to support the higher sales volumes.  Long-Term Debt including Current Maturities is $0.3 million.

James C. Thyen, Chief Executive Officer and President, stated, "Recovery in the Furniture segment has been gradual. We are seeing strength and stability in our quoting activity and order rates as evidenced by the double digit percentage increase in sales in our Furniture segment for the second quarter over both the prior year and the most recent first quarter.  In the EMS segment, sales growth in our North American and Asian operations along with productivity improvements translated to higher profits in these regions in the second quarter when compared to the second quarter of last year.  In our European operations, we continue with the restructuring efforts to consolidate all of our European manufacturing facilities into one recently constructed facility in Poland to reduce costs and gain efficiencies.  The consolidation is expected to be complete in mid-fiscal year 2012. Until then, we will continue to experience higher operating costs with multiple facilities."

Mr. Thyen concluded, "We are cautiously optimistic about our markets and have made operational improvements which will serve us well moving forward."

Electronic Manufacturing Services Segment

Financial Highlights (Dollars in Thousands)	Three Months Ended
	December 31, 2010	December 31, 2009	Percent Change
Net Sales	$181,439	$166,983	9%
Operating Income	$179	$3,094	(94)%
Net Income (Loss)	$(109)	$2,665	(104)%
Non-GAAP Financial Measures Reconciliation
Operating Income	$179	$3,094	(94)%
Less: Pre-tax Class Action Lawsuit Income	$0	$(3,256)	(100)%
Add: Pre-tax Restructuring Charges	$342	$364	(6)%
Operating Income Excluding Restructuring Charges and Class Action Lawsuit Income	$521	$202	158%

Net Income (Loss)	$(109)	$2,665	(104)%
Less: After-tax Class Action Lawsuit Income	$0	$(1,958)	(100)%
Add: After-tax Restructuring Charges	$206	$229	(10)%
Net Income Excluding Restructuring Charges and Class Action Lawsuit Income	$97	$936	(90)%

  Fiscal year 2011 second quarter net sales in the EMS segment increased 9% over the second quarter of the prior year with increased sales to customers in the medical, industrial control and public safety industries.  Second quarter net sales to customers in the automotive industry declined compared to the prior year, which was aided by the government stimulus programs.  Compared to the fiscal year 2011 first quarter, current year second quarter net sales increased 2% on growth in the medical and automotive markets.

  Gross profit as a percent of net sales in the EMS segment for the second quarter of fiscal year 2011 remained flat when compared to the second quarter of the prior year as the benefit from increased fixed cost absorption resulting from the higher sales levels and improved labor efficiencies at select units were offset by anticipated start-up costs and tighter margins associated with select new customer programs and inefficiencies related to the European restructuring activities.

  Selling and administrative costs in this segment increased 6% in the fiscal year 2011 second quarter when compared to the prior year partially related to increased labor and employee benefit costs.  In addition, the second quarter of the prior fiscal year was aided by a favorable adjustment to bad debt reserves.  As a percent of sales, selling and administrative costs were flat in the current year second quarter when compared to the prior year.

  The EMS segment recorded pre-tax Other General Income of $3.3 million, or $2.0 million after-tax, in the prior year second quarter resulting from settlement proceeds received related to an antitrust class action lawsuit of which the Company was a member.  The EMS segment did not have any Other General Income in the current year second quarter.

  Other Income/Expense in the EMS segment for the second quarter of fiscal year 2011 was expense of $1.0 million compared to income of $0.2 million in the prior year second quarter.  The unfavorable variance from the prior year was primarily related to foreign currency exchange movement.

  The EMS segment recorded $0.4 million of favorable net tax accrual adjustments during the second quarter of fiscal year 2011 compared to $0.7 million in the prior year, with both years primarily related to the research and development tax credit and a foreign deferred tax valuation allowance adjustment.

Furniture Segment

Financial Highlights (Dollars in Thousands)	Three Months Ended
	December 31, 2010	December 31, 2009	Percent Change
Net Sales	$129,193	$108,140	19%
Operating Income (Loss)	$1,267	$(1,972)	164%
Net Income (Loss)	$801	$(996)	180%

  Fiscal year 2011 second quarter net sales of furniture products increased 19% compared to the prior year on increased sales of both hospitality and office furniture.  Sequentially, second quarter fiscal year 2011 net sales in this segment increased 11% over the first quarter of fiscal year 2011 on higher sales of both office and hospitality furniture.

  Gross profit as a percent of net sales declined in the Furniture segment in the second quarter of fiscal year 2011 when compared to the prior year primarily due to increased price discounting due to competitive pricing pressures and an increase in LIFO inventory reserves resulting from increasing inventory levels to support the higher sales levels.

  Selling and administrative costs in this segment for the second quarter of fiscal year 2011 increased 3% when compared to the prior year on higher incentive compensation costs and higher commissions associated with the increased sales levels.  As a percent of net sales, fiscal year 2011 second quarter selling and administrative expenses declined compared to the prior year on the leverage from the higher sales volumes.

The Furniture segment recorded $0.3 million of favorable net tax accrual adjustments during the second quarter of fiscal year 2011 compared to $0.4 million in the prior year.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company.  The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income (loss) excluding restructuring charges and class action lawsuit income, 2) net income excluding restructuring charges and class action lawsuit income and 3) earnings per Class B diluted share excluding restructuring charges and class action lawsuit income.  The non-GAAP financial measures on a segment basis used within this release include 1) operating income excluding restructuring charges and class action lawsuit income and 2) net income excluding restructuring charges and class action lawsuit income.  Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below for consolidated results or in the table above for the segment results.  Management believes it is useful for investors to understand how its core operations performed without the effects of the costs incurred in executing its restructuring plans and the non-operating class action lawsuit income.  Excluding these charges and non-operating income allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations.  Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges and non-operating income to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans.  Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2010 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 11:00 AM Eastern Time today, February 4, 2011.  To listen to the live conference call, dial 800-573-4754, or for international calls, dial 617-224-4325.  The pass code to access the call is "Kimball".  A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days.  A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 18, 2011, at 888-286-8010 or internationally at 617-801-6888.  The pass code to access the replay is 83705466.

About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior.  Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.

Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment.  The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.  The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the second quarter ended December 31, 2010, follow:
Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Dollars in Thousands, except per share data)	December 31, 2010		December 31, 2009
Net Sales	$ 310,632	100.0%	$ 275,161	100.0%
Cost of Sales	261,056	84.0%	231,020	84.0%
Gross Profit	49,576	16.0%	44,141	16.0%
Selling and Administrative Expenses	48,997	15.8%	46,616	16.9%
Other General Income	-0-	0.0%	(3,256)	(1.2%)
Restructuring Expense	368	0.1%	291	0.1%
Operating Income	211	0.1%	490	0.2%
Other Income-net	185	0.0%	1,013	0.4%
Income Before Taxes on Income	396	0.1%	1,503	0.6%
Benefit for Income Taxes	(480)	(0.2%)	(403)	(0.1%)
Net Income	$ 876	0.3%	$ 1,906	0.7%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.02		$ 0.05
Class B	$ 0.02		$ 0.05
Diluted Earnings Per Share:
Class A	$ 0.02		$ 0.05
Class B	$ 0.02		$ 0.05

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,729		37,339
Diluted	37,786		37,514

(Unaudited)	Six Months Ended
(Dollars in Thousands, except per share data)	December 31, 2010		December 31, 2009
Net Sales	$ 605,308	100.0%	$ 549,820	100.0%
Cost of Sales	508,585	84.0%	458,495	83.4%
Gross Profit	96,723	16.0%	91,325	16.6%
Selling and Administrative Expenses	96,337	15.9%	92,682	16.9%
Other General Income	-0-	0.0%	(3,256)	(0.6%)
Restructuring Expense	485	0.1%	777	0.1%
Operating Income (Loss)	(99)	(0.0%)	1,122	0.2%
Other Income -net	987	0.2%	2,999	0.5%
Income Before Taxes on Income	888	0.2%	4,121	0.7%
Provision (Benefit) for Income Taxes	(444)	(0.0%)	441	0.0%
Net Income	$ 1,332	0.2%	$ 3,680	0.7%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$ 0.03		$ 0.09
Class B	$ 0.04		$ 0.10
Diluted Earnings Per Share:
Class A	$ 0.03		$ 0.09
Class B	$ 0.04		$ 0.10

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,705		37,326
Diluted	37,816		37,527

Condensed Consolidated Statements of Cash Flows	Six Months Ended
(Unaudited)	December 31,
(Dollars in Thousands)	2010	2009
Net Cash Flow used for Operating Activities	$ (21,005)	$ (3,800)
Net Cash Flow used for Investing Activities	(13,628)	(21,056)
Net Cash Flow provided by (used for) Financing Activities	11,313	(2,309)
Effect of Exchange Rate Change on Cash and Cash Equivalents	3,371	1,341
Net Decrease in Cash and Cash Equivalents	(19,949)	(25,824)
Cash and Cash Equivalents at Beginning of Period	65,342	75,932
Cash and Cash Equivalents at End of Period	$ 45,393	$ 50,108

	(Unaudited)
Condensed Consolidated Balance Sheets	December 31,	June 30,
(Dollars in Thousands)	2010	2010
ASSETS
Cash, cash equivalents and short-term investments	$ 48,047	$ 67,838
Receivables, net	161,957	154,343
Inventories	162,293	146,406
Prepaid expenses and other current assets	50,038	43,776
Assets held for sale	1,160	1,160
Property and Equipment, net	189,945	186,999
Goodwill	2,541	2,443
Other Intangible Assets, net	7,752	8,113
Other Assets	22,362	25,673
Total Assets	$ 646,095	$ 636,751

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$ 62	$ 61
Accounts payable	169,704	178,693
Borrowings under credit facilities	17,050	-0-
Dividends payable	-0-	1,828
Accrued expenses	55,460	52,923
Long-term debt, less current maturities	286	299
Other	21,865	25,519
Share Owners' Equity	381,668	377,428
Total Liabilities and Share Owners' Equity	$ 646,095	$ 636,751

Supplementary Information
Components of Other Income, net	Three Months Ended		Six Months Ended
(Unaudited)	December 31,		December 31,
(Dollars in Thousands)	2010	2009	2010	2009
Interest Income	$ 171	$ 388	$ 391	$ 665
Interest Expense	(50)	(91)	(70)	(106)
Foreign Currency/Derivative Gain (Loss)	(894)	457	(1,370)	784
Gain on Supplemental Employee Retirement Plan Investment	1,055	502	2,276	2,019
Other Non-Operating Expense	(97)	(243)	(240)	(363)
Other Income, net	$ 185	$ 1,013	$ 987	$ 2,999

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in Thousands, except per share)

Operating Income (Loss) excluding Restructuring Charges and Class Action Lawsuit Income	Three Months Ended
	December 31,
	2010	2009
Operating Income, as reported	$ 211	$ 490
Pre-tax Restructuring Charges	368	291
Pre-tax Class Action Lawsuit Income	-0-	(3,256)
Operating Income (Loss) excluding Restructuring Charges and Class Action Lawsuit Income	$ 579	$ (2,475)

Net Income excluding Restructuring Charges and Class Action Lawsuit Income	Three Months Ended
	December 31,
	2010	2009
Net Income, as reported	$ 876	$ 1,906
Restructuring Charges, Net of Tax	222	184
Class Action Lawsuit Income, Net of Tax	-0-	(1,958)
Net Income excluding Restructuring Charges and Class Action Lawsuit Income	$ 1,098	$ 132

Earnings Per Class B Diluted Share excluding Restructuring Charges and Class Action Lawsuit Income	Three Months Ended
	December 31,
	2010	2009
Earnings per Class B Diluted Share, as reported	$ 0.02	$ 0.05
Impact of Restructuring Charges per Class B Diluted Share	0.01	0.00
Impact of Class Action Lawsuit Income per Class B Diluted Share	0.00	(0.05)
Earnings Per Class B Diluted Share excluding Restructuring Charges and Class Action Lawsuit Income	$ 0.03	$ 0.00